AMENDMENT NO. 1

(As adopted March 25, 2003)

TO

AMENDED AND RESTATED

BYLAWS

OF

INSPIRE PHARMACEUTICALS, INC.

(As adopted June 4, 2002)

1. ARTICLE II of the Bylaws of the Corporation are hereby amended to add new Section 12 to ARTICLE II of the Bylaws, to read in its entirety as follows:

“SECTION 12. Term Limits. Any member of the Board of Directors who is not an officer or employee of the corporation shall not be nominated or elected to more than two consecutive terms; provided, however, that any such member of the Board of Directors may be elected to a third consecutive term by resolution or resolutions passed by a majority of the whole Board of Directors, excluding such member.”

2. ARTICLE II of the Bylaws of the Corporation are hereby amended to add new Section 13 to ARTICLE II of the Bylaws, to read in its entirety as follows:

“SECTION 13. Emeritus Board Observer. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate an individual as an Emeritus Board Observer to serve for such term as the Board of Directors shall determine. Any such individual shall be someone who possesses significant scientific knowledge relevant to the corporation not possessed by other members of the Board of Directors and has such other qualifications as deemed necessary by the Board of Directors for such position. The corporation shall invite the Emeritus Board Observer to attend all meetings of the Board of Directors in a non-voting observer capacity, and shall use reasonable efforts to provide the Emeritus Board Observer with: (i) copies of all notices, minutes, consents, and other material that it provides to the members of the Board of Directors, and (ii) the right to meet with the President of the corporation at the corporation’s facilities, at mutually agreeable times, to consult with and discuss the affairs of the corporation; provided, however, that the corporation reserves the right to exclude the Emeritus Board Observer from access to any material or meeting or portion thereof if the corporation believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, creates a conflict of interest between the Emeritus Board Observer and the corporation or for other similar reasons. The Emeritus Board Observer may participate in discussions of matters brought to the Board of Directors. The rights granted under this Article II, Section 13 shall be only by appointment by the Board of Directors.”

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